Exhibit 4.15

RULES OF THE

BT GROUP PLC RESTRICTED SHARE PLAN

Authorised by shareholders on [●] 2020

Adopted by the Board on [●] 2020

Allen & Overy LLP

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in the Rules which have initial capital letters have the meanings set out in Appendix 1.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing the Rules. Unless the context otherwise requires, words in the singular include the plural and vice versa and words implying either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	GRANT OF AWARDS

2.1	Operation of the Plan

The Remuneration Committee may, from time to time, set the policies for the Company’s operation and administration of the Plan within the terms of the Rules. The policies may include the determination of:

(a)	the Eligible Employees who may be granted Awards;

(b)	the Market Value of Shares which may be put under an Eligible Employee’s Award;

(c)	what condition(s) (if any) will apply to the Vesting of an Award, how the condition(s) will be measured and whether or not a condition has been met;

(d)	the Restricted Period(s) of an Award;

(e)	whether any dividend equivalents will be payable under Rule 6.15, and, if so, on what basis;

(f)	whether an Award will be granted as a Conditional Award or a Nil-Cost Option; and

(g)	how Awards are granted.

2.2	How Awards are granted

The Remuneration Committee may, at its discretion, grant to any Eligible Employee an Award over the whole number of Shares it determines in accordance with the Rules. An Award can be granted on the basis that it will Vest in one tranche at the end of a Restricted Period or in tranches over more than one Restricted Period.

The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future.

An Award will be granted so that it constitutes a binding agreement between the Company and the Participant. A single deed of grant may be executed in favour of any number of Participants. There will be no payment for the grant of an Award.

Any Award granted to an executive director of the Company will be granted so that it complies with the directors’ remuneration policy of the Company as approved by shareholders of the Company from time to time.

2.3	When Awards can be granted

Awards may usually only be granted during the period of 42 days commencing on the day:

(a)	after the date on which the Company releases its results for any financial period;

(b)	immediately following any general meeting of the Company; or

(c)	following the lifting of any restrictions imposed by statute, order, regulation or the provisions of the Market Abuse Regulation.

Awards may also be granted at other times if the Remuneration Committee resolves that exceptional circumstances exist which justify the grant of Awards at that time.

No Award can be granted during a Closed Period or after the Plan Period.

2.4	Conditions (including performance conditions and underpins)

The Vesting of an Award may be subject to a performance condition selected by the Remuneration Committee or any other terms and conditions which would normally have to be met before the Award can Vest. Different conditions can apply to different Participants.

Awards will normally be subject to one or more underpins determined by the Remuneration Committee over a period of three financial years (or any other period determined by the Remuneration Committee from time to time) commencing with the financial year in which the Award is granted.

Any performance condition or other term or condition and any underpin must be stated in writing at the Date of Grant.

The Remuneration Committee will decide whether and to what extent a performance condition or any other term or condition or underpin to which an Award is subject has been met.

If an event occurs which causes the Remuneration Committee to consider that a performance condition or underpin to which an Award is subject is no longer appropriate, the Remuneration Committee may substitute or vary the performance condition or underpin in a manner that is reasonable in the circumstances, in the case of a performance condition produces a fairer measure of performance and is neither materially more nor less difficult to satisfy.

The Remuneration Committee will have discretion to determine that an Award will Vest to a lesser extent despite a performance condition or underpin being satisfied in whole or part, if it considers that the overall performance of the Company does not warrant the Award Vesting in full.

2.5	Holding Period

Following the Vesting of an Award or part of an Award the Shares acquired on Vesting or exercise may be subject to a Holding Period determined by the Remuneration Committee at the time of grant. The requirement to hold Shares will be net of any Tax Liability arising on Vesting or exercise of the Award.

During a Holding Period, the Shares will be held:

(a)	by a nominee (as chosen from time to time by the Remuneration Committee) for the Participant; or

(b)	in any other manner the Remuneration Committee determines to enable it to monitor ownership of the Shares.

2.6	Approvals and consents

The grant of an Award will be subject to obtaining any approval or consent required under any applicable regulations or enactments.

2.7	Notification of grant

A Participant will be notified of the grant of an Award and will be issued with a document (which may be in electronic form) specifying:

(a)	the Date of Grant;

(b)	the number of Shares under the Award;

(c)	any performance condition and any other term or condition and the underpin(s) to which the Award is subject;

(d)	whether dividend equivalents will be payable under Rule 6.15, and, if so, on what basis;

(e)	the Restricted Period(s) of the Award; and

(f)	any Holding Period(s) that will apply.

2.8	Awards personal to Participants and not pensionable

An Award cannot, nor can any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any person except that, on the death of a

Participant, an Award may be transmitted to the Participant’s personal representatives.

No pension benefits will accrue on the value of Awards.

2.9	Disclaimer of Awards

A Participant may disclaim all or part of an Award by notice in writing to the Company within 30 days after the Date of Grant. No consideration will be paid for the disclaimer of the Award. To the extent that an Award is disclaimed, it will be treated for all purposes as never having been granted.

2.10	National Insurance elections and agreements

The Company may require a Participant resident for tax purposes in the UK to enter into an agreement under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (the SSCBA) or to make an election under paragraph 3B of Schedule 1 to the SSCBA in relation to any secondary Class 1 National Insurance contributions arising on the vesting of the Award.

3.	PLAN LIMITS

3.1	The 10 per cent. limit over 10 years

The number of Shares that may be allocated under the Plan on any day cannot, when added to the number of Shares allocated in the previous 10 years under the Plan and any other Employees’ Share Plan adopted by the Company, exceed the number of Shares that is equal to 10 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

3.2	The 5 per cent. limit over 10 years

The number of Shares that may be allocated under the Plan on any day cannot, when added to the aggregate of the number of Shares allocated in the previous 10 years under the Plan and any other Discretionary Share Plan adopted by the Company, exceed the number of Shares that is equal to 5 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

3.3	Exclusions from the limits in this Rule 3

In calculating the limits in this Rule 3, any Shares where the right to acquire them was released, cancelled or lapsed without Vesting or being exercised, as appropriate, will be disregarded.

3.4	Meaning of allocation

References in this Rule 3 to the allocation of Shares mean, in the case of a share award or option plan, the placing of unissued Shares or Shares held in treasury under award or option and, in relation to other types of Employees’ Share Plan, mean the issue and allotment of Shares or the transfer of Shares out of treasury. The placing of Shares held in treasury under award or option or the transfer of Shares out of treasury may be disregarded if the share incentive scheme guidelines of the Investment Association are amended to permit the use of Shares held in treasury to be disregarded.

3.5	Adjustment to Shares to be taken into account

Where Shares transferred out of treasury or Shares issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in this Rule 3 and a Variation has taken place between the date of transfer or issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Board considers appropriate to take account of the Variation.

4.	INDIVIDUAL LIMIT

The Remuneration Committee will, from time to time, set an individual limit on the Market Value (at the Date of Grant) of the Shares that are subject to an Award granted to a Participant. This limit cannot be exceeded without the prior approval of the Remuneration Committee.

5.	RIGHTS IN RELATION TO SHARES BEFORE VESTING OR EXERCISE OF AN AWARD

A Participant has no voting rights, rights to any dividends or any other rights attaching to the Shares the subject of an Award before the Vesting of a Conditional Award or the exercise of a Nil-Cost Option.

6.	VESTING OF AWARDS

6.1	General rule for Vesting

Subject to Rule 6.12, and except as otherwise provided in this Rule 6 and in Rule 7, an Award will Vest at the end of the Restricted Period(s) provided that the Participant is then in Employment.

6.2	Vesting in a Closed Period

Unless the Vesting of a Conditional Award and the subsequent delivery of Shares is permitted under the Dealing Code, a Conditional Award will not Vest on a day which is in a Closed Period. If a Conditional Award would, but for this Rule 6.2, have Vested on a day which is in a Closed Period, the Conditional Award will Vest on the first Dealing Day following the end of the Closed Period.

6.3	Vesting following ceasing to be in Employment (Good Leaver)

Subject to Rules 6.12, 6.13 and 7, if a Participant ceases to be in Employment before the end of the Restricted Period(s) due to:

(a)	their injury, ill-health, disability (each as evidenced to the satisfaction of the Remuneration Committee) or Redundancy;

(b)	the company which employs the Participant ceasing to be under the Control of the Company;

(c)	the transfer or sale of the undertaking or part-undertaking in which the Participant is employed to a person who is not a Group Company; or

(d)	any other reason (except for dishonesty, fraud, misconduct or any other circumstances justifying summary dismissal) the Remuneration Committee determines appropriate in a particular case,

then, unless the Remuneration Committee determines otherwise, a Participant’s Award(s) will continue to be held by the Participant and will Vest at the end of the Restricted Period(s) or, if the Remuneration Committee so determines, will Vest as soon as possible following the cessation of the Participant’s employment.

6.4	Lapse following cessation of Employment in other circumstances

If a Participant ceases to be in Employment before the end of any Restricted Period(s) in any circumstances other than those referred to in Rule 6.3 or 6.7, the Participant’s Award(s) will lapse immediately on the date the Participant gives or is given notice of cessation of Employment or ceases to be in Employment without any notice being given.

6.5	Disciplinary procedures

Unless the Remuneration Committee determines otherwise, a Participant’s Award(s) will not Vest and a Nil-Cost Option cannot be exercised under this Rule 6 if, at the time it would otherwise have Vested or been exercised, as appropriate, the Participant is under investigation under the disciplinary procedures applicable to the Participant. The Award may Vest and Nil-Cost Option be exercised, subject to the Rules, following the resolution and dependent on the outcome of the disciplinary procedures.

6.6	Approved leave of absence

For the purposes of this Rule 6 and Rule 7, a Participant who leaves Employment while on an approved leave of absence will cease Employment on the date on which the Participant indicates either that the Participant does not intend to return to work or will not be returning to work. If the Participant gives no indication, the Participant will cease Employment on the day after the date on which the Participant was due to return to work.

6.7	Death

Subject to Rules 6.12 6.13 and 7, any Award held by a Participant who dies will Vest on the date of death and will be transferred to the Participant’s personal representatives as soon as practicable. Any applicable Holding Period will no longer apply. The value of the Award may be delivered in cash in accordance with Rule 8.5.

6.8	Transfer overseas

If a Participant transfers from one jurisdiction to another and continues or will continue to hold an office or employment with a Group Company as a result of that transfer and will either:

(a)	become subject to tax in the country to which the Participant is transferred so that the Participant will suffer a tax disadvantage on the Vesting or exercise of an Award following the transfer; or

(b)

become subject to restrictions on acquiring Shares on the Vesting or exercise of an Award or dealing in the Shares that may be acquired on the Vesting or exercise of an Award because of the laws of the country to which the Participant is transferred, the Remuneration Committee may, at its discretion and subject to Rules 6.12 and 6.13, allow any Award held by that Participant to Vest during the period beginning three months before and ending three months after the transfer of the Participant. The Remuneration Committee will determine the period during which any Nil-Cost Option can be exercised in these circumstances.

6.9	Corporate transactions

Subject to Rules 6.12, 6.13 and 7, and provided the Award is not to be exchanged under Rule 6.10 an Award will Vest (and, unless the Remuneration Committee (as constituted before the relevant event) determines otherwise, no Holding Period(s) will apply) on the date on which:

(a)

Takeover: an offeror (either alone or together with others, if any, acting in concert with the offeror) obtains Control of the Company as a result of making a general offer to acquire all of the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which, in either case, are not at the time owned by the offeror or any company Controlled by the offeror and/or persons acting in concert with the offeror;

(b)

Section 979 notice: a person first becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, or would be so entitled but for the fact that there were no dissenting shareholders; and

(c)	Compromise or arrangement under section 899: the court sanctions a compromise or arrangement between the Company and its shareholders under section 899 of the Companies Act 2006.

6.10	Reorganisation

If a company (the Successor Company) has obtained Control of the Company, and either:

(a)	the shareholders of the Successor Company immediately after it has obtained Control are substantially the same as the shareholders of the Company immediately before that event; or

(b)	the Remuneration Committee (as constituted before the relevant event) decides and the Successor Company consents to the exchange of Awards under this Rule 6.10,

Awards will not Vest pursuant to Rule 6.9 but will be exchanged for equivalent awards (as determined by the Remuneration Committee as constituted before the relevant event) in respect of shares in the Successor Company or another company within the Successor Company’s group.

6.11	Winding-up

Subject to Rules 6.12, 6.13 and 7, an Award will Vest:

(a)	immediately before the passing of a resolution for the voluntary winding-up of the Company; or

(b)	on the Court making an order for the winding-up of the Company.

This Rule 6.11 will not apply where the winding-up in either case is for the purpose of a reorganisation within Rule 6.10.

6.12	Performance conditions

An Award will only Vest under Rules 6.1, 6.3, 6.7, 6.8, 6.9 or 6.11 if, and to the extent that, any conditions imposed under Rule 2.4 have been satisfied at the date of the relevant event, or any other date determined by the Remuneration Committee. In determining the extent to which an Award Vests the Remuneration Committee can adjust the Vesting level if: (a) the formulaic outcome does not reflect the underlying financial or non-financial performance of the Company; (b) the Vesting level is not appropriate in the context of circumstances that were unexpected or unforeseen at the Date of Grant of the Award; or (c) there exists any other reason why an adjustment to the level of Vesting of the Award is appropriate, taking into account any factors the Remuneration Committee considers relevant. Where the Remuneration Committee is required to determine the extent of Vesting of an Award following the occurrence of an event under which the Award Vests before the end of the Restricted Period(s), the Remuneration Committee will be as constituted before the occurrence of the relevant event.

6.13	Pro rata reduction

The number of Shares in respect of which an Award will Vest pursuant to Rules 6.3, 6.7, 6.8, 6.9 and 6.11 will be reduced on a pro rata basis to take account of the time that has elapsed between the Date of Grant and the date of the relevant event as a proportion of the period between the Date of Grant and the third anniversary of the Date of Grant, or the end of the applicable Restricted Period(s), if earlier. However, the Remuneration Committee will have discretion to determine that an Award will Vest as to either a greater or lesser number of Shares than it would otherwise have done pursuant to this Rule 6.13 if it believes that there are circumstances that warrant such a determination.

6.14	Cessation of employment following a change of Control

If, at any time within the period of twelve months following the date of any change of Control of the Company (other than a change of Control as a consequence of a scheme of arrangement under section 899 of the Companies Act 2006 the effect of which was to create a new holding company for the Company, where such holding company had, following the scheme of arrangement, substantially the same shareholders as those of the Company immediately before the scheme of arrangement), a Participant’s Employment:

(a)	is terminated by the Participant’s employer for a reason other than misconduct or poor performance; or

(b)

ceases following the Participant’s resignation because the nature of the Participant’s duties are such that the Participant reasonably believes that the Participant has lesser duties and responsibilities than before the change of Control which constitute a material breach of the Participant’s employment contract, the Participant will be entitled to receive, net of any Tax Liability due in respect of it and within thirty days after the cessation of Employment concerned, an amount which is equal in value to the difference between the aggregate Market Value of the Shares the Participant received when the Participant’s Award Vested or was exercised, as appropriate, under Rule 6.9 and the aggregate Market Value of the Shares the Participant would have received had the Award Vested or been exercised at that time in full. For the purpose of this Rule 6.14, the Market Value used will be the Market Value of a Share as at the date the Participant’s Award Vested or was exercised, as appropriate.

6.15	Dividend equivalents

A Participant may, at the discretion of the Remuneration Committee, receive cash or further Shares equal in value, so far as possible, to any dividends paid or payable on the Shares in relation to which a Conditional Award Vests or a Nil-Cost Option is exercised, by reference to record dates from the Date of Grant until the date of Vesting or date of exercise or expiry of any Holding Period, as appropriate. The dividend equivalent entitlement may be operated on any basis the Remuneration Committee determines is appropriate. Any payment due under this Rule 6.15 will be made net of any Tax Liability due in respect of it.

6.16	Reduction of number of Shares subject to an Award – Malus

If a Relevant Event occurs before the Vesting of an Award or part of an Award or the exercise of a Nil-Cost Option, the Remuneration Committee may, in its absolute discretion, determine that a reduction in the number of Shares subject to the Award is justified and /or that the Vesting or exercise of the Award is made subject to further conditions. In such circumstances, the Remuneration Committee may reduce (including to zero) the number of Shares subject to the Award to take account of the relevant circumstances. If the Remuneration Committee exercises its discretion under this Rule 6.16, it will confirm this in writing to the affected Participant as soon as is reasonably practicable, the Award will be deemed to have been granted over the lower number of Shares and the Vesting of the Award or the exercise of the Nil-Cost Option in accordance with the Rules will be by reference to the reduced number of Shares and any further conditions imposed by the Remuneration Committee.

6.17	Clawback

If a Relevant Event occurs at any time within the Clawback Period, the Remuneration Committee may, in its absolute discretion, require a Participant to repay, in the manner it determines, such number of Shares (or cash amount) received in respect of the Award (or such cash amount representing the value of the Shares) as the Remuneration Committee considers appropriate. The Remuneration Committee will determine whether the Clawback is to be net or gross of any Tax Liability met by the Participant in respect of the Award.

To satisfy any clawback, the Remuneration Committee may reduce (including, if appropriate, to zero) any of the following elements of the remuneration of the Participant:

(a)	the amount of any future bonus which would, but for the operation of clawback, be payable to the Participant under any bonus plan operated by any Group Company; and/or

(b)	the number of Shares subject to any subsisting award held by the Participant under any deferred bonus plan operated by any Group Member; and/or

(c)

the number of Shares subject to any subsisting Award and/or other award held by the relevant individual under the Plan or any other employees’ share plan or share award arrangement (except for any award which is tax-advantaged pursuant to Schedules 2 to 5 inclusive of the Income Tax (Earnings and Pensions) Act 2003) notwithstanding the extent to which any performance condition and/or any other condition imposed on any such Award and/or other award (as relevant) has been satisfied; and/or

(d)

require the Participant to pay to the Group Company the Remuneration Committee directs, and on the terms the Remuneration Committee directs (including, without limitation, on terms that the amount is to be deducted or withheld from the Participant’s salary or from any other payment to be made to the Participant by any Group Company), the amount required for the clawback to be satisfied in full.

Any reduction made pursuant to this Rule 6.17 will be made at the time or times the Remuneration Committee determines appropriate and which, in the case of unvested awards, will be at the time they would otherwise ordinarily vest, unless the Remuneration Committee decides otherwise.

The Remuneration Committee may decide, at any time, that an Award will lapse in respect of a number of Shares to give effect to a clawback provision of any form contained in any other employees’ share or incentive plan (other than this Plan) or bonus plan operated by any Group Company. The extent to which an Award will lapse will be in accordance with the terms of the clawback provision in the relevant plan or, in the absence of any such term, on the basis the Remuneration Committee considers appropriate.

7.	EXERCISE AND LAPSE OF AWARDS

7.1	Period of exercise

Subject to Rule 7.2, a Vested Nil-Cost Option may be exercised until the tenth anniversary of its Date of Grant. However, if an event referred to in Rule 6 occurs, a Nil-Cost Option will be exercisable, to the extent permitted by the Dealing Code, during the period of:

(a)	twelve months from the date of Vesting under Rule 6.3;

(b)	twelve months from the date on which the Participant ceased to be in Employment under Rule 6.3 and the cessation occurred after Vesting of the Nil-Cost Option;

(c)	twelve months from the death of a Participant;

(d)	six months from the occurrence of any of the circumstances permitting the vesting of Nil-Cost Options under Rule 6.9(a) or (c);

(e)	six weeks from the date referred to in Rule 6.9(b);

(f)	one month following the making of an order by the court for the winding-up of the Company (except where the winding-up is for the purpose of a reconstruction or amalgamation).

7.2	Lapse of Awards

An Award will lapse on the earliest of:

(a)	in the case of Nil-Cost Options, the expiry of any of the periods referred to in Rule 7.1;

(b)

the date on which a Participant ceases to be in Employment before the end of the Restricted Period in any circumstances other than those referred to in Rule 6.3 or Rule 6.7 and to the extent that the Remuneration Committee determined to preserve all or part of an Award under those Rules;

(c)

the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes the Participant to be so deprived or being declared bankrupt;

(d)	the Participant attempting to breach Rule 2.8; and

(e)	as soon as any condition imposed under Rule 2.4 can, in the opinion of the Remuneration Committee, no longer be met.

7.3	Lapse where no or partial Vesting

Where, as a result of the application of Rule 6.12 or 6.13, an Award has not Vested or has only Vested in part, the part of the Award that has not Vested will lapse immediately.

8.	VESTING AND EXERCISE OF AWARDS AND DELIVERY OF SHARES

8.1	Consequences of Vesting of Conditional Awards

The Shares subject to a Conditional Award in respect of which it has Vested will, subject to the other provisions of this Rule 8 and Rule 12.7, be delivered to the Participant (or the Participant’s nominee) within 30 days following the date of Vesting of the Award.

Where a Holding Period applies, the Shares will be delivered to a nominee for the Participant, or into such other arrangement, as the Remuneration Committee may direct in accordance with Rule 2.5.

8.2	Consequences of exercise of Nil-Cost Options

A Nil-Cost Option may be exercised over the number of Shares in respect of which it has Vested. The Shares in respect of which a Nil-Cost Option is exercised will, subject to the other provisions of this Rule 8 and Rule 12.7, be delivered to the Participant (or the Participant’s nominee) within 30 days of the Option Exercise Date.

Where a Holding Period applies, the Shares will be delivered to a nominee for the Participant, or into any other arrangement the Remuneration Committee directs in accordance with Rule 2.5.

8.3	Procedure for exercise of Nil-Cost Options

To exercise a Nil-Cost Option, a Participant must complete and deliver a notice of exercise in the form prescribed by the Remuneration Committee properly completed by the Participant (or by the Participant’s duly authorised agent).

8.4	Nominal value of Shares

The Remuneration Committee may require as a condition of Vesting of a Conditional Award or exercise of a Nil-Cost Option that the Participant pay up the nominal value of the Shares subject to the Award in the manner the Remuneration Committee determines.

8.5	Satisfaction of Awards in cash

Subject to Rule 12.7, the Company may, in lieu of the Participant’s right to receive Shares pursuant to Rule 8.1 or 8.2 following the Vesting of a Conditional Award or part of a Conditional Award or exercise of a Nil-Cost Option, make a cash payment equal to the Market Value of the Shares in respect of which the Conditional Award had Vested or Nil-Cost Option been exercised. This Rule 8.5 will not apply to Awards made in any jurisdiction where it would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exemption; or

(b)	adverse tax or accounting consequences for the Participant and/or any Group Company.

8.6	Delivery of net number of Shares

(a)	The Company may, in lieu of the Participant’s right to receive the full number of Shares pursuant to Rule 8.1 determine, either:

(i)

to reduce the number of Shares in respect of which that Award will Vest by a number of Shares that have a value at least (in its estimation) equal to the Tax Liability of the Participant that would have arisen in connection with the Vesting of the Award, so that the Award becomes an entitlement to receive both the reduced number of Shares and a cash amount (the Cash Amount) equal to the value of the number of shares by which the Award is reduced (the Adjusted Award) and procure that the relevant Group Company applies such of the Cash Amount as is necessary in making a payment directly to the relevant tax authority to discharge the Tax Liability of the Participant that arises as a result of the Vesting of the Adjusted Award (with any surplus cash being returned to the Participant); or

(ii)

that the Award will only Vest in respect of the number of Shares subject to it in respect of which the Participant has provided to the relevant Group Company the funds sufficient to meet the Tax Liability arising, with the remainder of the Shares subject to the Award Vesting subsequently when Vesting would not occur in a Closed Period.

(b)

This Rule 8.6 will not apply to Awards made in any jurisdiction where it would cause: (i) the grant of the Award to be unlawful or for it to fall outside any applicable securities law exemption; or (ii) adverse tax or accounting consequences for the Participant and/or any Group Company.

8.7	Consents

The delivery of any Shares or cash under the Plan will be subject to obtaining any necessary approval or consent required under any applicable regulations or enactment.

8.8	Ranking of Shares

Shares acquired by a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they will not be entitled to any rights attaching to Shares by reference to a record date falling before the day on which the Participant is entered on the Company’s register of shareholders in respect of those Shares.

8.9	Listing

While the Shares are Listed, the Company will apply for the Listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

9.	ADJUSTMENT OF AWARDS

9.1	Variation in equity share capital

If there is a Variation, or any other corporate event, which in the reasonable opinion of the Remuneration Committee justifies an adjustment, the number and/or type of Shares over which an Award is granted may be adjusted in the manner the Remuneration Committee determines but so that the underlying economic value of the Award remains unchanged.

9.2	Notifying Participants

The Remuneration Committee will take any steps it considers necessary to notify Participants of any adjustments made under this Rule 9.

10.	ADMINISTRATION

10.1	Administration of the Plan

The Plan will be administered by the Remuneration Committee. The Remuneration Committee has full authority, consistent with the Rules, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Remuneration Committee’s decision on any matter concerning the Plan will be final and binding. The Remuneration Committee may delegate its authority under this Rule 10.1.

10.2	Costs

The Company will bear the costs of introducing and operating the Plan (including, but not limited to, stamp duty, stamp duty reserve tax and any other costs relating to the issue or transfer of Shares on the Vesting or exercise of Awards). The Company may require any Group Company to enter into an agreement which obliges that company to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Group Company’s officers or employees.

10.3	Shares to cover Awards

The Company will ensure that sufficient Shares are available to satisfy all outstanding Awards.

10.4	Notices

Any notice or other communication in connection with the Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company, to its registered office or other address that it notifies in writing; and

(ii)

in the case of an individual, to the individual’s last known address or, where the individual is a director or employee of a Group Company, either to the individual’s last known address or to the address of the place of business at which the individual performs the whole or substantially the whole of the duties of the individual’s office or employment; or

(c)	by sending it by email or any form of electronic transfer acceptable to the Remuneration Committee:

(i)	in the case of a company, to the email address or other address that the company notifies; and

(ii)	in the case of an individual, to the individual’s last known email address or, where the individual is a director or employee of a Group Company, to the individual’s email address.

10.5	Time of service of notice

Any notice under Rule 10.4 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by email or any other form of electronic transfer, at the time of despatch.

In proving service of notice, it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the email or other form of electronic transfer was properly addressed and despatched, as appropriate.

10.6	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

10.7	Local currency equivalent

The Remuneration Committee may determine, for any relevant jurisdiction, the exchange rate between pounds sterling and the relevant currency to be applied where it is necessary to convert from pounds sterling to that currency or vice versa for the purposes of the Plan.

11.	AMENDMENT

11.1	Remuneration Committee’s power to amend the Plan

Subject to the provisions of this Rule 11, the Remuneration Committee can at any time amend any of the Rules of the Plan in any respect.

11.2	Shareholder approval

Subject to Rule 11.4, no amendment can be made to the advantage of Participants or Eligible Employees to the:

(a)	persons to whom Awards may be granted;

(b)	limit on the number of Shares which may be allocated under the Plan;

(c)	maximum entitlement for individual Participants;

(d)	rights attaching to Awards and Shares;

(e)	rights of Participants in the event of a Variation; or

(f)	terms of this Rule 11.2,

without prior approval by ordinary resolution of the members of the Company in general meeting.

11.3	Participants’ approval

No amendment will be made under Rule 11.1 which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made:

(a)

with the written consent of Participants who hold Awards under the Plan to acquire 75 per cent. of the Shares which would be delivered if all of the Awards granted and subsisting under the Plan Vested and in the case of Nil-Cost options were exercised in full; or

(b)	by a resolution of a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and, for the purposes of this Rule 11.3, the provisions of the articles of association of the Company and of the Companies Act 2006 relating to shareholder meetings will apply with the necessary changes.

11.4	Permitted amendments

Rule 11.2 will not apply to any amendment which is:

(a)	minor and to benefit the administration of the Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any Group Company or any present or future Participant.

11.5	Additional schedules

The Board may adopt additional schedules to the Plan applicable in any jurisdiction, under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant, the Company or any Group Company. Any additional schedule must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in Rule 3 or 4. Any additional schedule and all Awards granted under that schedule will be governed by and construed in accordance with the laws of England.

11.6	Notice of amendments

Participants will be given written notice of any material amendments to the Plan made under this Rule 11 which affect them as soon as reasonably practicable after they have been made.

11.7	Prohibited amendment

No amendment will be made to the Plan if, as a result of the amendment, it would cease to be an Employees’ Share Plan.

12.	GENERAL

12.1	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time determined by the Board. Termination of the Plan will not affect Awards granted before termination.

12.2	Funding the Plan

The Company and any Group Company may provide money to the Trustees or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

12.3	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any Group Company any right to participate in the Plan. Participation in one grant does not imply a right to participate or be considered for participation in a later grant. The rights and obligations of any individual under the terms of the individual’s office or employment with a Group Company will not be affected by the individual’s participation in the Plan nor any right which the individual may have to participate under it. A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it.

12.4	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of the Participant’s office or employment with a Group Company for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from the Participant ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in employment or will affect the right of any Group Company to terminate the employment of any Participant or Eligible Employee or any other person without liability at any time, with or without cause, or will impose on the Company, any Group Company, the Board or the Trustees or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights under the Plan or as a result of the exercise of a discretion under the Plan for any reason as a result of the termination of the Participant’s employment.

12.5	The benefits of Rules 12.3 and 12.4

The benefit of Rules 12.3 and 12.4 is given for the Company, for itself and as trustee and agent of all the Group Companies. The Company will hold the benefit of these Rules on trust and as agent for each of them and may assign the benefit of this Rule 12.5 to any of them.

12.6	Articles of association

Any Shares acquired on the Vesting or exercise of Awards will be subject to the articles of association of the Company from time to time.

12.7	Withholding for Tax Liability

Any Group Company, former Group Company or Trustee may withhold such amounts and/or make such arrangements as it considers necessary to meet any Tax Liability for which it or any other Group Company or former Group Company is liable to account in connection with the Vesting or exercise of Awards, including the delivery of a reduced number of Shares pursuant to Rule 8.6 or the sale of Shares on behalf of a Participant, unless the Participant discharges the Tax Liability.

12.8	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

12.9	Third parties

The Plan confers no benefit, right or expectation on an individual who is not a Participant. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. Any other right or remedy which a third party may have is unaffected by this Rule 12.9.

12.10	Data protection

Eligible Employees acknowledge that personal data in relation to them may be collected, held and processed by the Company, a Group Company and/or the Trustees, and may be passed on to a third party broker, registrar, administrator and/or future purchaser of the Company for the operation or administration of the Plan.

Further information about how the Company processes personal data of Eligible Employees is set out in the Company’s BT Shareplan and Shareholder Privacy Notice

and Employee Privacy Notice, available on the Company’s intranet on the BT’s Privacy Policies webpage at: https://intra.bt.com/bt/lgc/compliance/data/dg_what/dp/Pages/policies.aspx

As a condition of their participation in the Plan, Eligible Employees acknowledge and agree that the processing of personal data as described in this Rule 12.10 is necessary for the operation and administration of the Plan, including where such processing may fall outside the scope of EU data protection laws (e.g. in respect of Eligible Employees who are not citizens, or applicable residents, of the European Union).

13.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other Group Company will submit to the jurisdiction of the English courts in relation to any dispute (including non-contractual disputes) arising under the Plan.

APPENDIX 1

DEFINITIONS

Appendix 1	this Appendix 1 which forms part of the Rules;

Award	a Conditional Award or a Nil-Cost Option;

Board	the board of directors for the time being of the Company or a duly authorised committee of the board, which may include the Remuneration Committee;

Clawback Period	the period commencing on the Vesting of an Award determined by the Remuneration Committee at the Date of Grant and which will normally be a period of two years;

Closed Period

a period when a Participant is prohibited from dealing in Shares under the Criminal Justice Act 1993, the Market Abuse Regulation or the Dealing Code, or under any other statute, regulation or similar code to which the Company is subject;

Company	BT Group plc, registered in England and Wales under no. 4190816;

Conditional Award	a conditional right to acquire Shares granted or proposed to be granted under the Plan;

Control

in relation to a body corporate, the power of a person to secure:

(a)   by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)   by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person, and

Controlled will be construed accordingly;

Date of Grant	with respect to an Award, the date on which it is granted;

Dealing Code	the share dealing code adopted by the Company, as amended from time to time;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Discretionary Share Plan	any Employees’ Share Plan in which participation is solely at the discretion of the Board or the Company;

Eligible Employee	any person who, at the Date of Grant is an employee of a Group Company;

Employees’ Share Plan	has the meaning given to it in section 1166 of the Companies Act 2006;

Employment	employment as an employee of a Group Company;

Group Company

the Company, and any company which is either a subsidiary of the Company or a subsidiary of the Company’s holding company (subsidiary and holding company having the meanings given to them in section 1159 Companies Act 2006);

Holding Period

the period following the Vesting of an Award during which Shares (acquired during that period on the Vesting of a Conditional Award or exercise of a Nil-Cost Option) may not be transferred, assigned, charged or otherwise disposed of except with the consent of the Remuneration Committee;

Listed	admitted to trading on the London Stock Exchange or any other recognised stock exchange, and Listing will be construed accordingly;

London Stock Exchange	the London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange plc;

Market Abuse Regulation	Regulation (EU) No 596/2014 of the European Parliament and the Council of

16 April 2014 on market abuse;

Market Value

in relation to a Share on any day:

(a)   if the Shares are Listed, an amount equal to its middle market quotation as derived from the Daily Official List of the London Stock Exchange on the Dealing Day immediately before that day or on any other day or days agreed by the Remuneration Committee; or

(b)   if the Shares are not Listed, an amount equal to its market value, determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

Nil-Cost Option	a conditional right to acquire Shares for no or a nominal payment granted or proposed to be granted under the Plan;

Option Exercise Date	the date when the exercise of a Nil-Cost Option is effective because it complies with Rule 8.3;

Participant	any individual who holds an Award including, if relevant, the Participant’s personal representatives;

Plan	the BT Group plc Restricted Share Plan, as amended from time to time in accordance with the Rules;

Plan Period	the period starting on the date the Plan is approved by the Company in general meeting and ending on the tenth anniversary of that date;

Redundancy

the termination of a Participant’s Employment attributable wholly or mainly to the fact that:

(a)   the employer has ceased or intends to cease:

(i)  to carry on the business for the purpose of which the employee was employed; or

(ii)  to carry out that business on

the place the employee was employed; or

(b)   the requirements of that business:

(i)  for employees to carry out work of a particular kind; or

(ii)  to carry out that work in the place where the employee was employed,

have ceased or diminished or are expected to cease or diminish;

Relevant Event

a circumstance including (but without limitation):

(a)   behaviour by a Participant which fails to reflect the Company’s governance and business values;

(b)   the extent to which any condition was satisfied was based on an error, or on inaccurate or misleading information or assumptions which resulted either directly or indirectly in an Award being granted or Vesting to a greater extent than would have been the case had that error not been made;

(c)   material adverse change in the financial performance of the Company or any division in which the Participant works and/or worked;

(d)   a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(e)   any action which results in or is reasonably likely to result in reputational damage to the Company;

(f)   a material failure in risk management;

(g)   corporate failure;

(h) negligence or gross misconduct of a Participant; and/or (i) fraud effected by or with the knowledge of a Participant;

Remuneration Committee	the remuneration committee of the Board or a duly authorised committee of the Remuneration Committee;

Restricted Period

in relation to an Award, the period or periods specified at the Date of Grant and at the end of which all or part of an Award may Vest, which will normally be a period of three years but may be more or less, at the discretion of the Remuneration Committee;

Rules	the rules of the Plan as amended from time to time;

Share	a fully paid ordinary share in the capital of the Company;

Tax Liability

any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Company or former Group Company would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

Trustees	the trustee or trustees of any employee benefit trust which operates in conjunction with the Plan;

Variation

in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, consolidation, reduction, demerger, or distribution in specie or any other variation in share capital; and

Vest	in relation to: (a) a Conditional Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Conditional Award; or

(b)_a Nil-Cost Option, the point at which the Nil-Cost Option may be exercised in respect of all or some of the Shares the subject of that Nil-Cost Option, and Vested and Vesting will be construed accordingly.

APPENDIX 2

U.S.

The provisions of paragraphs 1 and 2 of this Appendix 2 modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are resident in the United States.

1.	The following will be inserted as new Rule 6.18:

“A Participant may be required, as a condition of the Vesting of the Participant’s Award, to represent and agree that, in relation to Shares the Participant acquires under the Plan:

(a)

the Participant understands that the Shares are deemed to be restricted securities within the meaning of Rule 144 under the United States Securities Act of 1933 (the Securities Act), which may not be resold in the United States or to a U.S. person except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act;

(b)	the Participant is acquiring the Shares for investment and not with a view to distribution; and

(c)

the Participant will not resell the Shares at any time, except to non-U.S. persons in transactions effected in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section to Rule 904) and only after the expiration of any holding period the Remuneration Committee may require.

The Company may endorse on certificates representing Shares issued or transferred on the Vesting of an Award such legend referring to the above representations or restrictions or any other applicable restrictions on resale that the Company, in its discretion, deems appropriate.”

2.	Where the term “subsidiary” is used in the definition of Group Company, subsidiary will be defined as follows:

“Subsidiary means a company in which the Company owns, directly or indirectly, a majority of the voting rights.”

The provisions of paragraphs 3 and 4 of this Appendix 2 modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are U.S. taxpayers (whether or not they are also resident in the United States).

3.	The following will be inserted at the end of Rule 6.1:

“In any event, the latest day by which an Award will be paid is 15 March after the calendar year in which the Award becomes Vested and the Company may adjust how the Award is paid to ensure this. Notwithstanding any provision of the Plan to the contrary, no Award which becomes subject to accelerated Vesting at the discretion of the Remuneration Committee (as provided in Rule 5 of the Plan) will be paid earlier than the end of the Restricted Period if the Remuneration Committee then determines that the payment on such earlier date would subject the Award to the penalty tax imposed under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (Section 409A).”

4.

The Remuneration Committee will endeavour not to take any action that would cause an Award that is otherwise exempt from taxation under Section 409A to become subject to taxation under Section 409A, or that would cause an Award that is subject to taxation under Section 409A to fail to satisfy the requirements of Section 409A.

Although the Remuneration Committee intends to administer the Plan so that Awards granted under this Schedule will be exempt from taxation under Section 409A, or will comply with Section 409A, neither the Remuneration Committee nor the Company warrants that any Award under the Plan will qualify for favourable tax treatment under Section 409A or any other provision of federal, state, local, or non-U.S. law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, Vesting or payment of any Award under the Plan.